Exhibit 3.1

VEDTÆGTER/ARTICLES OF ASSOCIATION

for/of Invitel Holdings A/S

CVR-nummer 31586224/company reg. no. (CVR) 31586224

VEDTÆGTER/ARTICLES OF ASSOCIATION

The English version is a translation of the Danish. In case of any discrepancies, the Danish version shall be the governing text.

1.	NAVN	NAME

	Selskabets navn er Invitel Holdings A/S.	The name of the company is Invitel Holdings A/S.

2.	HJEMSTED	REGISTERED OFFICE

	Selskabets hjemsted er Københavns Kommune.	The registered office of the company is situated in the Municipality of Copenhagen.

3.	FORMÅL	OBJECTS

	Selskabets formål er direkte eller via datterselskaber at drive enhver form for kommunikations-, service-, forlags- og medievirksomhed, investering, finansiering, rådgivning, handel samt anden i forbindelse hermed stående virksomhed, eventuelt i form af joint ventures med andre selskaber, samt al virksomhed, som efter bestyrelsens skøn er beslægtet hermed.	The objects of the company are to carry on all business – either directly or indirectly through subsidiaries – within the area of communications, services, directories, media, investment, financing, advisory services, trade and other related business, if appropriate in the form of joint ventures with other companies and to undertake, perform and carry on all such other things as the board of directors deems incidental to the attainment of such objects.

4.	SELSKABETS KAPITAL	SHARE CAPITAL

	Selskabets aktiekapital udgør EUR 167.257,33 fordelt på aktier á EUR 0,01 eller multipla heraf.	The share capital of the company is EUR 167,257.33 divided into shares of EUR 0.01 or any multiple thereof.

5.	TEGNINGSOPTIONER TIL VISSE NUVÆRENDE ELLER TIDLIGERE MEDARBEJDERE, DIREKTØRER ELLER BESTYRELSESMEDLEMMER	WARRANTS FOR CERTAIN CURRENT OR FORMER EMPLOYEES OR DIRECTORS

5.1	Selskabets generalforsamling har den 24. februar 2009 truffet beslutning om at udstede tegningsoptioner uden fortegningsret for selskabets aktionærer, idet tegningsoptionerne tilbydes til fordel for visse nuværende eller tidligere medarbejdere, direktører eller bestyrelsesmedlemmer i Hungarian Telephone and Cable Corp. og dets datterselskaber efter bestyrelsens nærmere beslutning. Tegningsoptionerne giver ret til at tegne for indtil nominelt EUR 5.950 aktier i selskabet, dog således at regulering i henhold til pkt. 9 i bilag 1 kan medføre et større nominelt beløb.	On 24 February 2009, the general meeting of the Company passed a resolution to issue warrants with no pre-emption rights for the shareholders of the Company, as the warrants will be offered to certain current or former employees or directors of Hungarian Telephone and Cable Corp. or its subsidiaries, as determined by the board of directors. The warrants will grant a right to subscribe for shares in the Company up to a nominal value of EUR 5,950 shares. However, adjustment according to Clause 9 of appendix 1 may result in a larger nominal amount.

5.2	Tegningsoptionerne udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, og giver ret til at tegne aktier til den oprindelige tegningskurs, uanset om denne er under markedskursen på tildelingstidspunktet. En konvertering af den oprindelige tegningskurs til Euro foretages på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.	Warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. entitles the holder to subscribe for shares at the original subscription price irrespective of whether it is below the market price at the time of the grant of the warrants. A conversion of the original subscription price into Euro shall be made on the basis of the exchange rate at the date of exercise of the warrants.

5.3	De nærmere vilkår for tegning, tildeling og udnyttelse af tegningsoptionerne samt for den til tegningsoptionerne hørende kontante kapitalforhøjelse, fremgår af bilag 1 til nærværende vedtægter, der udgør generalforsamlingens fuldstændige beslutning og er en integreret del af selskabets vedtægter.	The terms and conditions governing the subscription, grant and exercise of the warrants and the consequent cash capital increase are set out in appendix 1 to the Articles of Association, which constitutes the entire resolution by the general meeting and is an integral part of the Articles of Association of the Company.

5.4

I konsekvens heraf har generalforsamlingen samtidig truffet beslutning om den til tegningsoptionerne hørende kontante kapitalforhøjelse på indtil nominelt EUR 5.950, dog således at regulering i henhold til pkt. 9 i bilag 1 kan medføre et større nominelt beløb.

De nye aktier skal udstedes til ihændehaver, men kan noteres på navn i selskabets aktiebog.

De nye aktier skal være omsætningspapirer, og der skal ikke gælde nogen indskrænkninger i omsætteligheden.

Consequently, the general meeting also passed a resolution regarding the cash capital increase of up to nominally EUR 5,950 resulting from the warrants. However, adjustment according to Clause 9 of appendix 1 may result in a larger nominal amount.

The new shares shall be issued to bearer, but may be registered in the Company’s register of shareholders.

The new shares shall be negotiable instruments and no restrictions shall apply to their transferability.

6.	BEMYNDIGELSE TIL AT UDSTEDE TEGNINGSOPTIONER	AUTHORISATION TO ISSUE WARRANTS

Bestyrelsen er bemyndiget til ad én eller flere gange at udstede tegningsoptioner, der giver ret til at tegne aktier for indtil nominelt EUR 50.000. Aktierne har en stk. størrelse på EUR 0,01.

Bemyndigelsen er gældende til og med den 31. december 2013.

Selskabets aktionærer skal ikke have fortegningsret ved udstedelse af tegningsoptioner i henhold til denne bemyndigelse, idet tegningsoptionerne skal udstedes til fordel for bestyrelsen, direktionen og øvrige ledende medarbejdere i selskabet og dets datterselskaber efter bestyrelsens nærmere beslutning.

Tegningsoptionerne skal give ret til at tegne aktier til mindst

The board of directors is authorised on one or more occasions to issue warrants to subscribe for shares (each share having a nominal value of EUR 0.01) at a nominal value of up to EUR 50,000 in the company.

The authorisation shall be effective until and including 31 December 2013.

The shareholders of the company shall have no pre-emption right in connection with the issue of warrants according to this authorisation, as the warrants shall be issued in favour of directors, officers and/or employees of the company or its subsidiaries, as determined by the board of directors.

The warrants shall entitle the holder to subscribe for shares at a price being as a minimum the market price at the time markedskursen på tildelingstidspunktet. Tegningsoptioner, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog give ret til at tegne aktier til den oprindelige tegningskurs, uanset om denne er under markedskursen på tildelingstidspunktet. Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.

I øvrigt fastsætter bestyrelsen de nærmere vilkår for tegningsoptioner, der udstedes i henhold til bemyndigelsen.

when they are granted. Warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, entitle the holder to subscribe for shares at the original subscription price irrespective of whether it is below the market price at the time of the grant of the warrants. If the original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

The board of directors shall determine the specific terms of the warrants issued according to the authority.

7.	BEMYNDIGELSE TIL AT FORHØJE AKTIEKAPITALEN	AUTHORISATION TO INCREASE THE SHARE CAPITAL

	Bestyrelsen er bemyndiget til ad en eller flere gange at forhøje aktiekapitalen ved tegning af nye aktier (herunder i forbindelse med udnyttelse af tegningsoptioner) med indtil EUR 100.000. Aktierne skal udstedes til mindst markedskursen på beslutningstidspunktet. Aktier, som udstedes ved udnyttelse af warrants, som udstedes til erstatning for optionsprogrammer overtaget fra Hungarian Telephone and Cable Corp. i forbindelse med selskabets overtagelse af samtlige dette selskabs rettigheder og forpligtelser, kan dog have en tegningskurs svarende til den oprindelige tegningskurs, uanset om denne er under markedskursen på beslutningstidspunktet.	The board of directors is authorised to increase the share capital of the company in one or more issues (including in connection with the exercise of warrants) of a total nominal sum of up to EUR 100,000. The minimum price shall be the market price at the time of the decision to increase the share capital. Shares issued by exercise of warrants issued as substitution for warrant programs assumed by the Company as part of the transfer of all rights and obligations from Hungarian Telephone and Cable Corp. may, however, have a subscription price equal to the original subscription price irrespective of whether it is below the market price at the time of the decision to increase the share capital. If the

Hvis den oprindelige tegningskurs konverteres til Euro, foretages konverteringen på grundlag af valutakursen på tidspunktet for udnyttelse af tegningsoptionerne.

Bemyndigelsen gælder indtil den 31. december 2013, men kan fornyes for en eller flere perioder på indtil fem år ad gangen.

De nye aktier skal være omsætningspapirer og skal udstedes til ihændehaver. Der skal ikke gælde indskrænkninger i de nye aktiers omsættelighed. Bestyrelsen kan beslutte, at de hidtidige aktionærers fortegningsret helt eller delvis ikke skal gælde, og at forhøjelsen helt eller delvis skal kunne ske på anden måde end ved kontant indbetaling.

original subscription price is converted into Euro, the conversion shall be made on the basis of the exchange rate at the date of exercise of the warrants.

The authorisation is valid until 31 December 2013, but can be renewed for one or more periods of up to five years each.

The new shares shall be negotiable instruments and shall be issued to bearer. No restrictions shall apply to the transferability of the shares. The board of directors can decide that the pre emptive right of the shareholders shall not or only in part apply and that the increase of the share capital may in part or in full be made by other means than cash payment.

8.	SELSKABETS AKTIER	SHARES

8.1	Selskabets aktier udstedes til ihændehaver, men kan noteres på navn i selskabets aktiebog.	All shares shall be issued to bearer, but may be registered in the bearer’s name in the company’s register of shareholders.

8.2	Aktierne er omsætningspapirer og der gælder ingen indskrænkninger i omsætteligheden.	The shares shall be negotiable instruments and no restrictions shall apply to their transferability.

8.3	Ingen aktier skal have særlige rettigheder.	No share shall carry any special rights.

8.4	Selskabets aktiebog kan efter bestyrelsens valg føres enten hos selskabet eller hos en af bestyrelsen uden for selskabet	At the discretion of the board of directors, the company’s register of shareholders must be kept either by the company

	udpeget aktiebogfører. Selskabets bestyrelse har valgt at selskabets aktiebog pt. føres af VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Danmark.	or by an external registrar nominated by the board of directors. The board of directors has chosen that the company’s register of shareholders for the time being is kept by VP Investor Services A/S (VP Services A/S), Helgeshøj Allé 61, P.O. Box 20, 2630 Taastrup, Denmark.

8.5	Aktierne udstedes gennem Værdipapircentralen A/S.	The shares shall be issued via Værdipapircentralen A/S (VP Securities Centre).

8.6	Aktierne kan mortificeres uden dom i overensstemmelse med de til enhver tid værende lovgivningsregler om mortifikation af omsætningspapirer.	Share certificates may be cancelled without a court order pursuant to the statutory rules on cancellation of negotiable instruments in force from time to time.

8.7	Aktiebogen er tilgængelig for aktionærerne ved inspektion på selskabets hjemsted.	The register of shareholders is accessible for inspection by the shareholders at the registered office of the company.

9.	GENERALFORSAMLINGEN, KOMPETENCE, STED OG INDKALDELSE	POWERS, LOCATION AND CONVENING OF GENERAL MEETINGS

9.1	Generalforsamlingen har den højeste myndighed i alle selskabets anliggender, inden for de grænser lovgivningen og disse vedtægter fastsætter.	The general meeting of shareholders has supreme authority in all matters and things pertaining to the company subject to the limits set by statute and by these Articles.

9.2	Selskabets generalforsamlinger skal afholdes på selskabets hjemsted, i Storkøbenhavn eller i Budapest. Den ordinære generalforsamling skal afholdes hvert år i så god tid, at den reviderede og godkendte årsrapport kan indsendes til	General meetings shall be held at the registered office of the company, in the Greater Area of Copenhagen or in Budapest. Annual general meetings shall be held in time for the audited and adopted annual report to be submitted to and

	Erhvervs- og Selskabsstyrelsen, så den er modtaget i styrelsen inden 5 måneder efter regnskabsårets udløb.	received by the Danish Commerce and Companies Agency within five months after expiry of the financial year.

9.3	Ekstraordinær generalforsamling til behandling af et bestemt angivet emne skal indkaldes senest 2 uger efter, at det skriftligt er begæret af aktionærer, der ejer 1/10 af aktiekapitalen.	Extraordinary general meetings shall be convened within two weeks after receipt of a written requisition to transact any particular business submitted by shareholders representing one tenth of the share capital.

9.4	Generalforsamlinger indkaldes af bestyrelsen med mindst 10 dages og højst 4 ugers varsel ved offentliggørelse via Erhvervs- og Selskabsstyrelsens informationssystem. Indkaldelsen skal indeholde dagsordenen for generalforsamlingen. Hvis der skal forhandles forslag, hvis vedtagelse kræver særlig majoritet, skal dette fremhæves i indkaldelsen og forslagets fulde ordlyd skal angives heri.	General meetings shall be convened by the board of directors by publication via the Danish Commerce and Companies Agency’s information system, giving no less than ten days’ and no more than four weeks’ notice. The notice shall include the agenda of the general meeting. If any proposed resolution whose adoption is subject to a qualified majority of votes is to be considered by the meeting, this shall be stated in the notice together with the full text of the resolution.

9.5	Forslag fra aktionærerne til behandling på generalforsamlingen skal være skriftlige og være modtaget af bestyrelsen i så god tid, at emnet kan optages på dagsordenen.	Any proposals from the shareholders to be considered at the general meeting shall be submitted in writing to the board of directors in time to permit such proposals to be included in the agenda.

10.	GENERALFORSAMLINGEN, DAGSORDEN	AGENDA OF GENERAL MEETINGS

10.1	Senest 8 dage før generalforsamlingen skal dagsordenen og de fuldstændige forslag, der skal behandles på generalforsamlingen, og for den ordinære generalforsamlings vedkommende tillige revideret årsrapport fremlægges til	No later than eight days before the general meeting, the agenda, the complete proposals to be considered at the general meeting and, provided it is not an extraordinary general meeting, the audited annual report shall be made

	eftersyn for aktionærerne på selskabets kontor og samtidig sendes til enhver noteret aktionær, som har fremsat begæring herom.	available for inspection by the shareholders at the office of the company and sent to any registered shareholder upon request.

10.2	På den ordinære generalforsamling skal dagsordenen mindst være følgende:	The agenda of the annual general meeting shall at least include the following items:

	1. Bestyrelsens beretning om selskabets virksomhed i det forløbne regnskabsår	1. The directors’ report on the activities of the company during the past financial year

	2. Godkendelse af den reviderede årsrapport	2. Adoption of the audited annual report

	3. Meddelelse af decharge til bestyrelsen og direktionen	3. Resolution to discharge the board of directors and the management of its responsibilities

	4. Godkendelse af vederlag til bestyrelsen	4. Adoption of remuneration to the board of directors

	5. Anvendelse af overskud eller dækning af underskud i henhold til den godkendte årsrapport	5. Resolution on the distribution of the profit or loss recorded in the annual report adopted by the general meeting

	6. Valg af bestyrelsesmedlemmer og eventuelle suppleanter	6. Appointment of directors and any alternate directors

	7. Valg af revisor(er)	7. Appointment of auditor(s)

	8. Eventuelle forslag fra bestyrelsen og/eller aktionærerne	8. Any proposals from the board of directors and/or shareholders.

11.	GENERALFORSAMLINGEN, STEMMERET OG MØDERET	GENERAL MEETINGS, VOTING RIGHTS, AND RIGHT OF ATTENDANCE

11.1	Hvert aktiebeløb på EUR 0,01 giver ti stemmer.	Each share of EUR 0.01 carries ten votes.

11.2	Hver aktionær har ret til at møde på generalforsamlingen, når han senest 3 dage forud for dennes afholdelse har anmodet om at få udleveret adgangskort på selskabets kontor. Egenskab af aktionær godtgøres ved, at dennes adkomst er noteret i aktiebogen, eller ved forevisning af dokumentation fra aktionærens kontoførende institut eller anden tilfredsstillende dokumentation, hvilken dokumentation på tidspunktet for anmodning om adgangskort højst må være 14 dage gammel. For at få udleveret adgangskort skal aktionæren endvidere afgive skriftlig erklæring om, at aktierne ikke er eller vil blive overdraget til andre, inden generalforsamlingen er afholdt.	Each shareholder is entitled to attend the general meeting, provided that he has requested an admission card from the company’s office not later than 3 days prior to the relevant meeting. In order to document his right as a shareholder, the shareholder must be registered in the company’s register of shareholders or present relevant documentation from his account holding institution or other satisfactory documentation, which documentation must have been issued within 14 days prior to his request for an admission card. In addition, in order to receive an admission card a shareholder shall submit a written statement to the effect that his shares have not, or will not, be transferred to any third parties prior to the general meeting.

11.3	Hver aktionær er berettiget til at deltage i generalforsamlingen sammen med en rådgiver eller ved fuldmægtig, som kan udøve stemmeret på aktionærens vegne. Fuldmagten skal være skriftlig, dateret og må ikke være givet for mere end 1 år.	Each shareholder may attend the general meeting with an adviser or be represented by a proxy holder, who may exercise the voting right on behalf of the shareholder. The instrument of proxy shall be in writing and duly dated, and shall be issued for no more than one year.

12.	GENERALFORSAMLINGEN, DIRIGENT, BESLUTNINGER OG PROTOKOL	GENERAL MEETINGS, CHAIRMAN, RESOLUTIONS AND MINUTE BOOK

12.1	Bestyrelsen udpeger en dirigent, der leder forhandlingerne og afgør alle spørgsmål vedrørende sagernes behandling og stemmeafgivning.	The board of directors shall elect a chairman to preside at the meeting and to determine all questions pertaining to the transaction of business and the voting thereat.

12.2	På generalforsamlingen træffes alle beslutninger ved simpelt flertal, medmindre andet følger af aktieselskabsloven eller disse vedtægter.	Unless otherwise provided for by the Danish Companies Act (aktieselskabsloven) or in the Articles of Association, all resolutions at the general meeting shall be adopted by a simple majority of votes.

12.3	Over forhandlingerne på generalforsamlingen føres en protokol, der underskrives af dirigenten.	A summary of the business transacted at the general meeting shall be entered in a minute book and shall be signed by the chairman of the meeting.

12.4	Senest 14 dage efter generalforsamlingens afholdelse skal protokollen eller en bekræftet udskrift heraf være tilgængelig for aktionærerne på selskabets kontorer, og tilstilles enhver aktionær, der har fremsat skriftlig begæring derom.	Not later than 14 days after a general meeting has been held, the minutes of the general meeting or a certified transcript thereof shall be available for inspection by the shareholders at the company’s office, and any shareholder shall have a copy thereof upon a written request.

13.	BESTYRELSE	BOARD OF DIRECTORS

13.1	Selskabet ledes af en bestyrelse på 3-9 medlemmer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling. For hvert bestyrelsesmedlem kan tillige vælges en personlig suppleant.	The company shall be managed by a board of directors consisting of 3-9 members elected by the general meeting to hold office until the next annual general meeting. An alternate director may be appointed for each director.

13.2	Bestyrelsen vælger en formand og en næstformand. En direktør må ikke vælges til formand eller næstformand.	The board of directors elects a chairman and a vice-chairman. A registered manager may not be appointed chairman or vice-chairman.

13.3	Bestyrelsen er beslutningsdygtig, når over halvdelen af samtlige bestyrelsesmedlemmer er til stede. Bestyrelsens	The board meeting shall constitute a quorum when more than half of the directors are present. Resolutions by the board of directors shall be passed by a simple majority of votes. In

	beslutninger træffes ved simpelt flertal. Formandens eller i dennes fravær næstformandens stemme er afgørende ved stemmelighed.	case of equality of votes, the chairman or in his/her absence, the vice-chairman shall have the casting vote.

13.4	Bestyrelsen skal i overensstemmelse med aktieselskabslovens § 56, stk. 7 vedtage en forretningsorden om udførelsen af sit hverv.	Pursuant to section 56, paragraph 7 of the Danish Companies Act the board of directors shall draw up rules of procedure governing the performance of its duties.

13.5	Referater af bestyrelsesmøder skal indsættes i en protokol, som skal underskrives af de bestyrelsesmedlemmer, som er til stede på møderne.	Minutes of the board meetings shall be entered in a minute book and shall be signed by the directors present.

14.	DIREKTION	MANAGEMENT

	Bestyrelsen ansætter 1-3 direktører til at varetage den daglige ledelse af selskabets virksomhed.	The board of directors shall appoint 1-3 registered managers to be in charge of the day-to-day operations of the company.

15.	TEGNINGSREGEL	POWER TO BIND THE COMPANY

	Selskabet tegnes af et bestyrelsesmedlem i forening med et andet bestyrelsesmedlem eller med en registreret direktør, af to registrerede direktører i forening eller af den samlede bestyrelse.	The company is bound by the signature of one director together with another director or a registered manager, by the joint signatures of two registered managers or by all the directors.

16.	REVISION	AUDITING

	Selskabets årsrapport revideres af en eller to statsautoriserede eller registrerede revisorer valgt af generalforsamlingen for tiden indtil næste ordinære generalforsamling.	The annual report of the company shall be audited by one or two state-authorised public accountant(s) or registered public accountant(s) appointed at the general meeting for the period until the next annual general meeting.

17.	REGNSKABSÅR, ÅRSRAPPORT MV.	FINANCIAL YEAR, ANNUAL REPORT, ETC.

17.1	Selskabets regnskabsår er kalenderåret. Første regnskabsår løber fra stiftelsen den 1. juli 2008 til den 31. december 2009.	The financial year of the company shall be the calendar year. The first financial year runs from the incorporation on 1 July 2008 to 31 December 2009.

17.2	Årsrapporten skal give et retvisende billede af selskabets aktiver og passiver, dets finansielle stilling samt resultatet, jf. årsregnskabsloven.	The annual report shall give a true and fair view of the assets and liabilities of the company, its financial position and profit and loss, cf. the Danish Financial Statements Act (årsregnskabsloven).

17.3	De i henhold til ungarsk ret krævede regnskaber skal udfærdiges med Euro som regnskabsmæssig valuta.	The financial accounts required under Hungarian law should be drawn up using Euro as reporting currency.

18.	EKSTRAORDINÆRT UDBYTTE	EXTRAORDINARY DIVIDEND

	Efter afgivelse af selskabets første årsrapport er bestyrelsen bemyndiget til at træffe beslutning om uddeling af ekstraordinært udbytte i det omfang dette af bestyrelsen skønnes forsvarligt under hensyn til selskabets og koncernens økonomiske stilling.	Following the presentation of the company’s first annual report, the board of directors may make extraordinary distributions of dividend to the extent the board of directors deems it prudent considering the financial position of the company and the group.

	Således vedtaget på generalforsamlingen den 24. februar 2009.	Adopted by the general meeting on 24 February 2009.

	Som dirigent:	Chairman:

	/s/ Robert Dogonowski	/s/ Robert Dogonowski
	Robert Dogonowski	Robert Dogonowski